CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made this 8th day of May , 2014 by and between General Cable Corporation, a corporation organized under the laws of Delaware, with its principal office and address at 4 Tesseneer Drive, Highland Heights, Kentucky, USA 41076, for itself and on behalf of its affiliates (together “General Cable” or the "Company"), and Emmanuel Sabonnadiere, whose principal address is 10, rue Brisemiche, 75004 Paris - France (“Sabonnadiere” or “Consultant”). This Consulting Agreement takes effect on August 1, 2014, provided that the Separation Agreement between General Cable and Sabonnaidiere executed on 8 May , 2014 has become effective in accord with its terms.
WHEREAS, the Company desires to retain Consultant to provide consulting services more fully described herein for and on behalf of the Company and certain of its affiliates; and
WHEREAS, Consultant is willing to perform such consulting services, which may include the utilization of one or more employees, agents or subcontractors of Consultant;
NOW THEREFORE, the parties agree as follows:
1.Services. Beginning on August 1, 2014 (the “Effective Date”) and during the Term of the Agreement, Consultant agrees to provide the services described on Exhibit A, and at the request of the Company subject to the terms and conditions of this Agreement (the “Services”). Other services to be provided by Consultant may be added under this Agreement upon the mutual agreement of the parties.

a.
Consultant agrees to keep Gregory B. Kenny, the Company’s President and Chief Executive Officer, or his designees, well informed through quarterly updates about the status of the Services and related matters, including any change in Consultant’s organization or agents or subcontractors who may perform Services under this Agreement.

b.	Sabonnadiere’s title with regard to General Cable shall be “Special Advisor to the President and Chief Executive Officer.”
2.Covenants of Consultant. Consultant hereby covenants and agrees as follows:

a.
Consultant will at all times represent the interests of the Company above all other interests, including Consultant’s own interests or those of any third party, in fulfilling its service as a member of the board of directors of Company’s affiliates.

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b.
During the Term of this Agreement, Consultant will not acquire any additional securities of any company on whose board of directors or governing board Consultant serves unless and until such board services is terminated or expires.

c.	Upon the termination or expiration of this Agreement, Consultant
(i)    will resign with immediate effect as Chairman of the Board and member of the Board of Company’s Algerian affiliate, Enicab, and as member of the board of directors or governing board on which Consultant serves pursuant to this agreement; and
(ii)    will assign, without any additional compensation, to Company or an affiliate of Company designated by Company, all of Consultant’s right, title and interest to all securities of any company on whose board of directors or governing board Consultant serves pursuant to this Agreement.

d.
During the term of this Agreement, neither Consultant nor any employee, affiliate, agent or representative of Consultant will provide consulting services to any other wire and cable manufacturing or distribution company while serving as a director of any General Cable affiliated company or otherwise providing General Cable with consulting services.

e.
Nothing in this Agreement shall be interpreted to preclude Consultant or Sabonnadiere from also performing services for an entity other than Company provided that such other services do not otherwise conflict with the obligations within this Agreement.

3.Independent Consultant. Consultant is performing the Services pursuant to this Agreement as an independent contractor and not as an employee, agent, partner of or joint venturer with Company. Consultant will not have authority to bind or obligate Company in any manner. The sole interest of the Company is to assure that the Services will be provided in a competent, efficient, and satisfactory manner. Consultant will be solely responsible for the payment or withholding of all income taxes, Social Security taxes, unemployment taxes, and any other similar taxes imposed by any jurisdiction or arising from Consultant’s compensation hereunder.
4.Compensation. As compensation in full for Services provided by Consultant during the Term of this Agreement, Company will pay or cause to be paid to Consultant:

(i)
Five Thousand, Four Hundred Seventeen Euros (EUR 5,417.00) per month for the Enicab Services described in Exhibit A. Invoices for services performed on behalf of Enicab Services shall be submitted to and approved by Mayte Cruz; and

(ii)
Five Thousand Four Hundred Seventeen Euros (EUR 5,417.00) per month for the Silec Cable Services described in Exhibit A. Invoices for services performed on behalf of Silec Cable Services shall be submitted to and approved by MT Blanot; and

(iii)
Eight Hundred Euros (EUR 800) per day for Other Consulting Services on behalf of General Cable and its affiliated entities. Invoices for such Other Consulting Services performed on behalf of General Cable or its affiliated entities shall be submitted to and approved by G. Schöffner.

Consultant will provide Company with a monthly invoice for expenses incurred and Services rendered in the previous month. The invoice will include a description of the Services provided. Subject to review and approval, payment for Services will be due thirty (30) days from receipt of Consultant’s invoice.
5.Expenses. The Company will reimburse Consultant for certain reasonably incurred business expenses according to the following guidelines:

a.
Reasonable and necessary travel-related expenses, including air, car, hotel, meals and other reasonable expenses of Consultant incurred in traveling, when required by Company, will be invoiced monthly to Company by Consultant for reimbursement by Company, upon review and approval by Company. Consultant anticipates that his primary residence will be in France but has not yet determined the precise location within France.

b.
Any significant or abnormal expense items unique to the provision of the Services will be mutually reviewed by Consultant and Company before being incurred, and if so agreed by the parties, will be itemized and invoiced monthly for reimbursement by Company.

c.
Excluded from reimbursement are normal and customary office expenses necessary for a Consultant, its employees, agents and subcontractors to perform their regular business, including but not limited to purchase or use of equipment, internet access, a computer, telephone/cell phone, and fax, will be the responsibility of Consultant and will not be reimbursed by Company. Notwithstanding the foregoing, Company will reimburse Consultant for cellular calls made on the Company’s behalf at Consultant’s cost without any mark-up. However, Company may, if feasible, cause its Silec Cable affiliate to provide office space and administrative support at Silec Cable for Consultant to facilitate the performance of the Services. Company shall provide Consultant with a General Cable e-mail address and a General Cable business card reflecting his title of “Special Advisor to the President and Chief Executive Officer.”

6.Confidentiality. Consultant agrees (i) to hold as a fiduciary and keep confidential for the benefit of the Company all trade secrets, confidential or proprietary information, knowledge or data disclosed to it or obtained by it heretofore or during the term of this Agreement, which is not generally known to the public or recognized during the term of this Agreement or thereafter (“Confidential Information”), (ii) not to disclose any Confidential Information to any other person, firm or corporation, (iii) to return, upon expiration of the Term or termination as provided for in Section 10, any Confidential Information then its possession or control to the Company and (iv) to require any of Consultant’s employees, agents or subcontractors utilized in providing Services under this Agreement to enter into an agreement agreeing to be bound by all the obligations described in this Section 6. The provisions of this Section 6 will survive the expiration or termination of this Agreement.
7.Compliance with Law. Consultant agrees during the Term of this Agreement to abide by any and all US (federal and state) and foreign laws, regulations or rules applicable to provision of the Services, including the payment of taxes and similar obligations. Consultant further agrees to at all times abide by the Company’s Code of Ethics, including its requirements of confidentiality, and to require any agents or subcontractors utilized in providing Services under this Agreement to enter into an agreement agreeing to be bound by all obligations described in this Section 7.
8.Assignment. Neither Consultant nor Emmanuel Sabonnadiere will assign this Agreement without the prior written consent of the Company and any attempted assignment without such consent will be null and void.

a.
Notwithstanding the foregoing, it is Sabonnadiere’s intention to establish CE SABO 2014.EURL, a corporation which will be duly organized, formed and registered under the laws of France. Upon the establishment of that entity, the Parties agree that Sabonnadiere may assign his rights and responsibilities under this Agreement to CE SABO 2014.EURL, which shall assume the designation of "Consultant" under this Agreement.

b.
Sabonnadiere shall be appointed Gérant of CE SABO 2014.EURL, to perform the Services under this Agreement. Consultant and Company agree that Emmanuel Sabonnadiere will be Consultant’s sole representative in the performance of the Services under this Agreement and no Services under this Agreement will be performed by any other person on Consultant’s behalf. Sabonnadiere’s title with regard to General Cable shall be “Special Advisor to the President and Chief Executive Officer.”

9.Term. The term of this Agreement will be for a period of one (1) year beginning on the Effective Date, unless terminated earlier by either party pursuant to Section 10 of this Agreement. The initial term and any additional renewal terms or periods will be referred to herein as the “Term” of the Agreement. Obligations to pay fees incurred prior to the date of termination will survive termination. This Agreement may be renewed for future additional periods by mutual agreement of the parties.
10.Termination. This Agreement may be terminated prior to the expiration of the Term only according to the following provisions:

a.
Either party may terminate this Agreement for any reason, and without cause, upon thirty (30) days’ prior written notice to the other party. The Company agrees to reimburse Consultant for all reasonably incurred business expenses as of the termination date; and,

b.
Either party may terminate this Agreement immediately upon the occurrence of any of the following: (i) the other party breaches any term of this Agreement and fails to correct the same after being given prior written notice of such and at least ten (10) days in which to do so; (ii) either party declares bankruptcy, has such a proceeding initiated against it, is declared insolvent or has a trustee appointed for the benefit of its creditors; (iii) Consultant fails, after prior warning and an opportunity to cure, to meet the reasonable performance objectives or criteria of Company; or (iv) Emmanuel Sabonnadiere dies, becomes disabled or otherwise becomes physically incapable of performing the Services on behalf of Consultant. For purposes of this Section 10b, notice of termination may be given by email (with delivery confirmation) sent to the email address provided by each party to the other on execution of this Agreement; and

c.
Notwithstanding the foregoing, neither party will terminate this Agreement for a period of twelve (12) months from the Effective Date, except as provided in subsection 10b. In the event that the Company terminates this Agreement prior to the expiration of twelve (12) months from the Effective Date, it shall pay to Consultant all compensation owed as if the Agreement had remained in effect for such twelve (12) month period. In the event that Consultant obtains new full-time employment, it shall not be a violation of this Agreement for either the Company or Consultant to terminate this Agreement upon 30 days’ prior written notice to the other party.

11.Intellectual Property.

a.
In exchange for the compensation and other consideration set forth herein, Consultant agrees to assign and does hereby assign to Company or its nominee to become and remain its sole and exclusive property, all of Consultant’s interest in any inventions, ideas, discoveries and improvements, whenever developed (“Work Product”), and any patents, trademarks, trade secrets, copyrights, or similar rights (and the applications there for) which may be issued or exist, at any time, with respect thereto worldwide, which Consultant, its employees, agents or subcontractors conceive or develop in connection with the Services.

b.
Whenever Company requests, whether during the Term of this Agreement or at any time after its termination, Consultant will, and will cause any of Consultant’s agents or subcontractors utilized in providing Services pursuant to this Agreement to, at Company’s expense, execute, acknowledge and deliver all applications, assignments or other instruments, and otherwise render all such assistance that Company deems necessary to apply for, obtain and maintain patent, copyright and trademark registrations of the United States or any foreign country or to otherwise protect Company’s interests therein, and Consultant hereby directs its assigns, heirs and legal representative to do likewise.

c.
In addition, if Company so requests, Consultant will prepare, maintain and make available to it at any time, complete and current written records, memoranda and drawings, in such form as Company may require, of all inventions, ideas, discoveries and improvements referred to in this Section 11.

d.	The provisions of this Section 11 will survive the expiration or termination of the Agreement.
12.Indemnification. Consultant will indemnify, defend and hold Company harmless from and against any and all claims, demands, actions, penalties or liabilities, including reasonable attorneys’ fees that:

a.	the Work Product infringes upon the intellectual property rights of any third party;

b.	Consultant or any employee, agent or subcontractor of Consultant is an employee of Company;

c.	result from any breach of this Agreement by Consultant, its agents or subcontractors; or

d.	result from any negligence or willful misconduct of Consultant, its employees, agents or subcontractors;
The Company will indemnify, defend and hold the Consultant harmless from and against any and all claims, demands, actions, penalties or liabilities, including reasonable attorneys’ fees including:

a.	all third party claims, excluding any claims from Consultant’s employees, subcontractors or agents, that the Consultant is an employee of the Company;

b.	those which result from any breach of this Agreement by the Company, its agents or subcontractors; or

c.	those which result from any negligence or willful misconduct of the Company, its employees, agents or subcontractors.
13.Consultant’s Warranty. Consultant and Company each warrant that its performance of the Services and other obligations under this Agreement will not violate any existing contractual and legal obligations. Consultant and Company each also warrant that it will not have nor enter into a conflict of interest between the interests of the other Party and that of a third party or Consultant as a result of the execution of this Agreement and the performance of the obligations herein.
14. Insurance. The Company will provide or arrange for directors and officers insurance coverage as well as certain other global travel related insurance that cover existing Company employees to Consultant sufficient to cover the scope of the Services related to Consultant’s service on any board of directors of the Company’s affiliates being provided by Consultant under this Agreement. Without limitation of the above, Company will provide travel related insurance, consistent with that provided to existing Company employees, to Consultant for travel to Algeria.
15.Dispute Resolution.
a.    Any dispute or claim arising out of or in connection with or relating to this Agreement or the breach, termination or invalidity hereof, will be referred at the request in writing (“Dispute Notice”) of any Party to binding arbitration by a panel of three (3) arbitrators (the “Arbitration Board”) in accordance with the Rules of American Arbitration Association as may be modified by the provisions of this Clause. Within thirty (30) days after one Party has served a Dispute Notice, the Company will appoint one (1) arbitrator and the Consultant will appoint one (1) arbitrator. The two (2) arbitrators so appointed will appoint a third arbitrator within thirty (30) days of the appointment of the last of the two arbitrators. All arbitration proceedings will be conducted in the English language and the place of arbitration will be Cincinnati, Ohio, United States of America. The arbitrators will decide any such dispute or claim strictly in accordance with the laws of the Commonwealth of Kentucky, United States of America.
b.    The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitration Board, will be borne equally by each Party to the dispute or claim and each Party will pay its own fees, disbursements and other charges of its counsel, except as may be determined by the Arbitration Board. The Arbitration Board will have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum will carry interest, if awarded, until the actual payment of such amounts.

c.    Any award made by the Arbitration Board will be final and binding on each of the Parties that were parties to the dispute.
16.General.

a.
This Agreement constitutes the entire Agreement of the parties with respect to the subject matter covered, and will be governed by and construed in accord with the internal laws of the Commonwealth of Kentucky, United States of America, excluding principles of conflicts of laws.

b.	No modifications, amendments or waiver of any provision hereof will be effective unless made in writing and signed by the party to be bound.

c.	In the event that any provision of this Agreement is held ineffective or unenforceable, the remaining provisions will remain unaffected.

/s/ Emmanuel Sabonnadiere
Name: Emmanuel Sabonnadiere

GENERAL CABLE CORPORATION

By:	/s/ Gregory B. Kenny
Name:	Gregory B. Kenny
Title:	President and Chief Executive Officer

EXHIBIT A – DESCRIPTION OF SERVICES

The Services to be performed during the Term of the Agreement include the Services described below. The parties acknowledge and agree that Gregory B. Kenny, President and Chief Executive Officer of the Company, may consult with other officers and business associates to determine the nature and scope of Services to be performed by Consultant.

1.    Enicab Services:

•
Consultant will serve as Chairman of the Board of the Company’s Algerian affiliate, Enicab, representing the interest of General Cable. Consultant will attend, in person, the number of board meetings of Enicab as required by the Company in its sole discretion; provided that such requirements meet the corporate governance standards of Enicab.

•
Consultant will act as the primary contact for General Cable relating to the operation of the Enicab wire and cable business and will advise General Cable on Enicab’s business, operations and financial results.

2.    Silec Cable Services:

•
Consultant will provide support to Company’s affiliate, Silec Cable, consisting of advising on General Cable’s turnkey project business in Europe, on the development of DC land cable technology, and on the development and advancement of business relationships with Silec Cable’s customers, including Electricité de France and other similar large utilities by devising creative and unique solutions to their business problems and issues.

•	Consultant, at Company’s request, will serve as a member of the the Supervisory Board of Silec Cable.

3.    Other Services:
Consultant will provide and perform such other services on which the Parties mutually agree.